EXHIBIT 12

                     STATEMENTS RE COMPUTATION OF RATIOS

                   THE QUAKER OATS COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



(Dollars in Millions)                                     Year Ended
                                                Dec. 31, 1997    Dec. 31, 1996

Earnings:
  (Loss) Income Before Income Taxes               $(1,064.3)      $  415.6
  Add Fixed Charges - net of capitalized
    interest                                           97.0          118.2

  Earnings                                        $  (967.3)      $  533.8


Fixed Charges:
  Interest on Indebtedness                        $    88.3       $  112.3
  Portion of rents representative of the
    interest factor                                    12.7           12.1

  Fixed Charges                                   $   101.0       $  124.4

Ratio of Earnings to Fixed Charges (a)                (9.58)          4.29


(a) For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax (loss) income from continuing operations plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether
expensed   or  capitalized) and one-third (the portion deemed representative of the interest factor) of rents.